Exhibit 10.7

[ORBITZ LETTERHEAD]

July 5, 2012

David Belmont
c/o Orbitz Worldwide, Inc.
500 W. Madison, Suite 1000
Chicago, IL 60661

Dear David:

On behalf of Orbitz Worldwide, Inc., together with its subsidiaries, (“Company”), I am pleased to confirm the terms of your appointment as Interim Chief Financial Officer, reporting to Barney Harford, CEO. The effective date of your appointment was June 2, 2012, and it is our expectation that you will serve as Interim CFO until the Company appoints a Chief Financial Officer on a permanent basis.

The Compensation Committee has approved the following additional compensation, to apply for the duration of your service as Interim CFO:

(i)
a $10,000 per month increase in base salary per month for each month that you perform the role of Interim Chief Financial Officer, of which $5,000 will be paid as regular pay each month and the remaining $5,000 will be accrued and paid to you in a lump sum on the first pay date following the start date of the new Chief Financial Officer; and

(ii)	a performance bonus lump sum payment of $50,000, which will be paid to you three months after the start date of the new Chief Financial Officer.

All payments are contingent on your continued employment with the Company on the date of payment, and the additional base salary and lump sum bonus payment will not be considered part of eligible earnings for purposes of the Company's 2012 Annual Incentive Plan.

Per Orbitz Worldwide standard policy, this letter is not intended nor should it be considered as an employment contract for a definite or indefinite period of time. Employment with Orbitz Worldwide is at will, and either you or the Company may terminate employment at any time, with or without cause.

If these terms are acceptable to you, please sign on the line indicated below and return this letter to me.

We appreciate your willingness to take on these responsibilities during an important time for the Company.

Regards,

/s/ Barney Harford
Barney Harford
CEO
Orbitz Worldwide, Inc.

Understood and accepted:

X /s/ David Belmont	7/9/2012
David Belmont	Date